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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                       Three Months Ended
                                                       7/1/00      7/3/99
                                                       ------      ------
Basic Net Earnings Applicable to Common Stock:

    Net Earnings                                      $ 1,290     $    35
    Deduct Preferred Cash Dividends                         6           6
                                                    ---------------------
      Net Earnings Applicable to
        Common Stock                                $   1,284     $    29
                                                    =====================

Weighted Average Common
  Shares Outstanding                                6,571,216   6,388,174
Effect of Common Stock Equivalent                           -           -
                                                    ---------------------
Weighted Average Common Shares Outstanding
  for Primary Earnings per Share                    6,571,216   6,388,174
                                                    =====================
Basic Earnings Per Share                            $     .20   $     .00
                                                    =====================

Diluted Net Earnings Applicable to Common Stock:

    Net Earnings Applicable to
      Common Stock                                  $   1,284   $      29
    Add Back Preferred Cash Dividends                       5           5
                                                    ---------------------
      Net Earnings Applicable to
        Common Stock                                $   1,289   $      34
                                                    =====================

Weighted Average Common
  Shares Outstanding                                6,571,216   6,388,174
Effect of Common Stock Equivalent                   3,654,059   3,836,821
                                                   ----------------------
Weighted Average Common Shares Outstanding
  for Diluted Earnings per Share                   10,225,275  10,224,995
                                                   ======================

Diluted Earnings Per Share                         $      .13 $       .00
                                                   ======================


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